Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Lazard Ltd
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (4)
Equity	Class A Common Stock, par value $0.01 per share (“Common Stock”)	Other	20,000,000	$36.67	$733,400,000.00	$110.20 per $1,000,000	$80,820.68
Total Offering Amounts					$733,400,000.00		$80,820.68
Total Fee Offsets							--
Net Fee Due							$80,820.68
(1) This registration statement (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) by Lazard Ltd (the “Registrant”) to register 20,000,000 additional shares of Common Stock which may be issued under the Lazard Ltd 2018 Incentive Compensation Plan (as the same may be further amended from time to time, the “2018 Plan”).
(2) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the 2018 Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.
(3) Estimated, solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange on February 21, 2023.
(4) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.